Exhibit 21

SUBSIDIARIES OF ABAKAN INC.


Abakan Inc.
Nevada Corp.
AMP Distributors Inc.
100% owned by Abakan
Cayman Island Corp.
MesoCoat Inc.
88.1% owned by Abakan
11.9% owned by Powdermet
Nevada Corp.
Powdermet Inc.
24.9% owned by Abakan
Delaware Corp.
AMP Distributors Inc. USA
100% owned by AMP Disrtributors Inc
Nevada Corp.
MesoCoat Coating Services Inc.
100% owned by MesoCoat
Nevada Corp.
PT MesoCoat Indonesia
100% owned by MesoCoat
Indonesia Corp.
Terves Inc
100% owned by Powdermet
Nevada Corp.